Exhibit 99.1
Utz Brands, Inc. Comments on Recent SEC Statement Related to Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)
Hanover, PA, May 4, 2021 – Utz Brands, Inc. (NYSE:UTZ), a leading U.S. manufacturer, marketer and distributor of high-quality, branded snacking products, today announced in a Current Report on Form 8-K, that as a result of recently issued guidance provided by the staff of the Securities and Exchange Commission on April 12, 2021 for all SPAC-related companies regarding the classification of their warrants for accounting and reporting purposes (the “Statement”), it will restate its previously issued fiscal year 2020 consolidated financial statements and third fiscal quarter 2020 unaudited consolidated financial statements.
The restatement pertains to the accounting treatment for public warrants, forward purchase warrants and private placement warrants (collectively, the “Warrants”) that were outstanding at the time of the business combination between Collier Creek Holdings and Utz Brands Holdings, LLC on August 28, 2020 (the “Business Combination”). Consistent with market practice among SPACs, we had been accounting for the Warrants as equity under a fixed accounting model. However, consistent with the SEC’s recently issued Statement, we intend to restate historical financial statements such that the Warrants are accounted for as liabilities and marked-to-market each reporting period (the “restatement”). In general, under the mark-to-market accounting model, as the stock price of our Class A Common Stock increases, the warrant liability increases, and we recognize additional non-operating, non-cash expense in our income statement – with the opposite when the stock price of our Class A Common Stock declines. We do not anticipate the restatement to impact our previously communicated non-GAAP operating metrics for fiscal years 2020 (actual) or 2021 (guidance), including Adjusted EBITDA.
As a result of the restatement and the increase in the stock price of our Class A Common Stock over the applicable period, we expect to recognize incremental fiscal year 2020 non-operating expense between $90 million to $100 million. There will be no impact to our previously reported net cash flow or Adjusted EBITDA. These estimates are subject to change as management completes the restatement, and our independent registered public accounting firm has not audited or reviewed these estimates. As a result, the expected financial impact described above is preliminary and subject to change.
The following provides additional detail regarding how we currently anticipate the restatement will impact our various financial statements:
•Opening Balance Sheet Impact: As of the date of the Business Combination (August 28, 2020), the fair value of the Warrants will be reflected as warrant liabilities in our balance sheet with a corresponding offset within equity of the accounting successor.
•Income Statement Impact: Subsequent to the close of the Business Combination, any change in the fair value of the Warrants is recognized in our income statement below operating profit as

“Change in fair value of warrant liabilities” with a corresponding amount recognized in our balance sheet. In our case, this is recognized as warrant liabilities in our balance sheet.
•Balance Sheet Impact: As is noted above, the change in the balance of the warrant liabilities on our balance sheet is impacted by the fair value changes of the Warrants. When Warrants are exercised, the fair value of the liability is reclassified within equity. The cash received for the exercise of Warrants is reflected in cash and cash equivalents, and the corresponding offset is also reflected in equity.
•Cash Flow Impact: The impact of the changes in fair value of the Warrants has no impact on net cash provided by (used for) operating activities. The cash received for the exercise of Warrants is reflected in cash flows from financing activities.
•Statement of Equity Impact: The impact to the equity portion of the balance sheet as of the opening balance sheet is highlighted above. Subsequent exercises of the Warrants result in a reduction of our warrant liabilities with a corresponding increase to equity.
Finally, as of today, we have approximately 7.2 million private placement warrants outstanding, which represents approximately one-third of the warrants originally issued, as all public warrants and forward purchase warrants have since been exercised or redeemed.
About Utz Brands, Inc.
Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, On The Border® Chips & Dips, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and TORTIYAHS!®, among others.
After a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally through grocery, mass merchandisers, club, convenience, drug and other channels. Based in Hanover, Pennsylvania, Utz operates fourteen facilities located in Pennsylvania, Alabama, Arizona, Illinois, Indiana, Louisiana, Washington, and Massachusetts. For more information, please visit www.utzsnacks.com or call 1-800-FOR-SNAX.
Investors and others should note that Utz announces material financial information to its investors using its investor relations website (https://investors.utzsnacks.com/investors/default.aspx), SEC filings, press releases, public conference calls and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products and other issues. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Utz’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,”

“potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Utz’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Utz’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the risk that the recently completed business combination with Collier Creek Holdings and other acquisitions recently completed by Utz (collectively, the “Business Combinations”) disrupt plans and operations; the ability to recognize the anticipated benefits of such Business Combinations, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against the Company following the consummation of such Business Combinations; changes in applicable law or regulations; costs related to the Business Combinations; the inability of the Company to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange; the inability of the Company to develop and maintain effective internal controls; the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in the Company’s products, which may be affected by the Company’s competitors’ actions that result in the Company’s products not suitably differentiated from the products of competitors; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business or competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “Commission”) for the fiscal year ended January 3, 2021 and other reports filed by the Company with the Commission. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Utz considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Utz cautions that the foregoing list of factors is not exclusive. Utz cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Utz does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.
Investor Contact
Kevin Powers
Utz Brands, Inc.
kpowers@utzsnacks.com

Media Contact
Kevin Brick
Utz Brands, Inc.
kbrick@utzsnacks.com